Shineco, Inc.

Certificate Number

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Shares

PAR VALUE
COMMON STOCK 0.001

CUSIP NO.: 824567 200

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK PAR VALUE OF 0.001 EACH OF

SHINECO, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

SPECIMEN

DATED:

Countersigned and Registered:
ISLAND STOCK TRANSFER
Transfer Agent

By

Authorized Signature

YUYING ZHANG
President

WEIXING YIN
Secretary

Shineco, Inc.
Corporate Seal
DELAWARE

15500 Roosevelt Boulevard, Suite 301, Clearwater FL, 33760
727.289.0010